Exhibit 4.2

THIRD AMENDMENT TO RIGHTS AGREEMENT

This Third Amendment to the Preferred Shares Rights Agreement (this “Amendment”), dated as of March 11, 2011, between Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”), amends that certain Preferred Shares Rights Agreement, dated as of August 8, 2006, as amended (the “Rights Agreement”), by and between the Company and the Rights Agent.

WHEREAS, the Company and the Rights Agent have previously executed and entered into the Rights Agreement dated August 8, 2006, the Amendment to Rights Agreement dated July 10, 2008 and the Second Amendment to Rights Agreement dated September 29, 2009.

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof, and the Company desires and directs the Rights Agent to so amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

WHEREAS, the Company proposes to offer to sell shares of the Company’s Common Stock and warrants to purchase shares of the Company’s Common Stock pursuant to an Underwriting Agreement with Cowen and Company, LLC, dated as of March 11, 2011 (the 2011 Registered Direct Offering).

In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1. Section 1(a) of the Rights Agreement is hereby amended by adding as the final sentence thereof the following:

“Notwithstanding the foregoing, any purchaser of Common Stock and warrants to purchase Common Stock pursuant to the 2011 Registered Direct Offering or any Affiliate thereof (the “2011 Securities Investors”), shall not become an “Acquiring Person” by virtue of purchasing shares of Common Stock or warrants to purchase Common Stock pursuant to the 2011 Registered Direct Offering or upon the exercise of warrants purchased in the 2011 Registered Direct Offering.”

2. This Amendment shall be deemed effective as of, and immediately prior to, the first date upon which there is an offering of shares pursuant to the 2011 Registered Direct Offering (the “Effective Time”). Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

3. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that the rights, duties, liabilities and obligations of the Rights Agent shall be shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

4. The Company shall give the Rights Agent prompt written notice of the Effective Date.

5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

6. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Securities Purchase Agreement, even though reference thereto may be made in this Amendment and the Rights Agreement.

7. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Harold E. Selick
	Name:	Harold E. Selick
	Title:	Chief Executive Officer

MELLON INVESTOR SERVICES LLC as Rights Agent

By:	/s/ Joshua P. McGinn
	Name:	Joshua P. McGinn
	Title:	Vice President